Exhibit 99.1

                  Delta Apparel Reports Record First
                         Quarter 2006 Results

   DULUTH, Ga.--(BUSINESS WIRE)--Nov. 4, 2005--Delta Apparel, Inc.

   -- Sales Increase to Record $60.6 Million

   -- Gross Margins Improve 950 Basis Points to 30.9%

   -- Basic Earnings Per Share Increase to Record $0.40

   -- Company Raises Earning Estimate Range for Fiscal 2006

   -- Declares Quarterly Dividend of $0.04

   Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fiscal first quarter ended October 1, 2005. The Company's results for the first quarter include six weeks of operations from Junkfood Clothing Company which was acquired on August 22, 2005.
   Net sales for the three months ended October 1, 2005, rose 11.6% to a record $60.6 million compared to $54.3 million in the prior year's first quarter. This increase was driven by the Junkfood Clothing acquisition as well as by increased sales in all key product areas at Soffe. Gross margins improved 950 basis points to 30.9% compared to 21.3% in the prior year first quarter. First quarter operating income increased 400 basis points to $6.0 million compared to $3.1 million in the prior year. Net income for the first quarter was $3.4 million, or $0.40 per basic share, compared to the prior year's level of $1.4 million, or $0.17 per basic share in the prior year. This is a one cent improvement over the Company's previously announced basic earnings per share expectation of $0.36 to $0.39.
   Robert W. Humphreys, President and CEO, commented, "Our business is off to a great start for the fiscal year and we are very pleased to have achieved record sales, increased margins, and record earnings in our first quarter. We achieved significant margin improvements in our core Delta Apparel business, our Soffe business grew as retail orders remained solid in each of our key product categories, and demand remained strong for the Junkfood product offering."
   Mr. Humphreys continued, "As we continue to grow our organization, we are working to enhance our operational infrastructure, expand our customer base, and increase sales and profits. We are in the process of consolidating our West Coast distribution center and believe the integration of our Delta and Soffe distribution facilities into one larger location will better serve our customers. This move will expand our Activewear Apparel capacity which should lower our stock outages and enhance sales in the West Coast region. The development of our expanded spring product line in our Retail-Ready businesses remains on track and should provide us with additional sales opportunities in the months ahead."

   Activewear Apparel

   This segment, which includes the core Delta Apparel business, reported sales of $29.6 million for the three months ended October 1, 2005 compared to $33.0 million in the prior year quarter. Operating income for the first quarter of 2006 increased to $2.0 million compared to $9 thousand in the prior year, primarily related to less expensive raw materials and lower manufacturing costs flowing through cost of sales, partially offset by higher selling, general and administrative costs. Selling, general and administrative expenses increased compared to the prior year due to higher distribution costs associated with the addition of the New Jersey distribution center that opened in last year's third quarter, higher management incentive costs associated with the improved operating results, and the expensing of stock options.

   Retail-Ready Apparel

   This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 45.4% to $31.0 million for the first quarter of fiscal year 2006 compared to $21.3 million in the prior year. The first quarter of fiscal year 2006 included six weeks of operations from Junkfood Clothing Company, that was acquired on August 22, 2005. Operating income for the first quarter increased 24.4% to $3.9 million compared to $3.1 million in the prior year.
   The Company acquired substantially all of the assets of Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing on August 22, 2005. The purchase price for the transaction consisted of $24.3 million of cash, a $2.5 million seller promissory note, and contingent payments with respect to each of the four fiscal years following closing, payable if certain performance targets are met. Based upon a preliminary allocation of the purchase price, the Company has $19.7 million of goodwill and other intangibles on its balance sheet associated with the acquisition of Junkfood Clothing Company.

   Fiscal 2006 Guidance

   For the second fiscal quarter ended December 31, 2005, the Company expects sales to be in the range of $54 to $58 million and basic earnings to be in the range of $0.26 to $0.30 per share. This compares to the prior year second fiscal quarter actual sales of $49.2 million and basic earnings of $0.14 per share. Based on our first quarter results, the Company is increasing its earnings expectations for the 2006 fiscal year. For the twelve months ended July 1, 2006, the Company continues to expect sales to be in the range of $265 to $275 million, and is increasing its expectation of basic earnings to the range of $1.71 to $1.80 per share. This is a four cent per share increase from the previously announced fiscal 2006 guidance of basic earnings of $1.67 to $1.76 per share issued on August 23, 2005. When comparing fiscal 2006 estimates to fiscal 2005 results, the following chart highlights the Company's fiscal year 2005 basic earnings per share, adjusted for the impact of the sale of its Edgefield, South Carolina yarn spinning facility and adjusted for the reversal of the tax liability associated with the Company's decision to permanently reinvest its foreign earnings in Honduras.


Actual FY05 Basic Earnings Per Share              $1.35
Sale of Edgefield Plant                           (0.26)
Reversal of Foreign Earnings Tax Liability        (0.08)
                                              ----------
Adjusted FY05 Basic Earnings per Share            $1.01

   Mr. Humphreys concluded, "We are encouraged by the strength of our business and are pleased to be increasing our earnings guidance for fiscal year 2006. The Activewear Apparel segment is meeting our expectations and we are taking steps in our distribution network to grow the sales in this segment in the second half of the year. Our Retail-Ready segment is enjoying strong demand in the Soffe and Junkfood businesses. We continue with our cost savings initiatives across the entire Company and expect these savings to positively impact our results in the second half of the year."

   Dividend Payment

   The Board of Directors declared a dividend of four cents per common share of stock payable on November 28, 2005 to shareholders of record as of the close of business on November 16, 2005. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

   Conference Call

   The Company will hold a conference call with senior management to discuss the financial results at 10:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-4913. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

   About Delta Apparel, Inc.

   Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Co. and Junkfood Clothing Company, is a marketer, designer, manufacturer and distributor of high quality branded and private label apparel. We specialize in selling a variety of casual and athletic tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, selling our products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, Mexico and Costa Rica and we employ approximately 4,100 worldwide. Additional information on our company is available at www.deltaapparel.com.

   Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.



SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                                   Three Months Ended
                                                   Oct. 1,    Oct. 2,
                                                    2005       2004
                                                  ---------  ---------

Net Sales                                         $ 60,573   $ 54,300
Cost of Goods Sold                                  41,879     42,723
                                                   --------   --------
Gross Margin                                        18,694     11,577

Selling, General and Administrative                 12,700      8,446
Other Expense (Income)                                  29        (10)
                                                   --------   --------
Operating Income                                     5,965      3,141

Interest Expense                                       685        703
Taxes                                                1,903        994

                                                   --------  --------
Net Income                                        $  3,377   $  1,444
                                                   ========   ========

Weighted Average Shares Outstanding
    Basic                                            8,532      8,282
    Diluted                                          8,559      8,548

Net Income per Common Share
    Basic                                         $   0.40   $   0.17
    Diluted                                       $   0.39   $   0.17




                                        Oct. 1,    July 2,    Oct. 2,
                                         2005       2005       2004
                                       ---------  ---------  ---------

Current Assets
    Cash                               $    363   $    298   $    208
    Receivables, Net                     42,074     36,611     29,397
    Inventories                         105,015     99,026    105,901
    Deferred Income Taxes                 1,491      1,252      1,269
    Other Assets                          1,967      1,968      1,328
                                        --------   --------   --------
Total Current Assets                    150,910    139,155    138,103

Noncurrent Assets
    Property, Plant & Equipment, Net     20,231     19,950     20,626
    Goodwill and Other Intangibles, Net  19,692          -          -
    Deferred Income Taxes                   141          -        252
    Other Noncurrent Assets               1,452        409      2,225
                                        --------   --------   --------
Total Noncurrent Assets                  41,516     20,359     23,103

                                       ---------  ---------  ---------
Total Assets                           $192,426   $159,514   $161,206
                                        ========   ========   ========


Current Liabilities
    Accounts Payable and Accrued
     Expenses                          $ 44,111   $ 36,700   $ 27,201
    Current Portion of Long Term Debt     3,683     15,065     15,497
    Income Tax Payable                    1,859        480        584
                                        --------   --------   --------
Total Current Liabilities                49,653     52,245     43,282

Noncurrent Liabilities
    Long-Term Debt                       48,143     17,236     29,627
    Deferred Income Taxes                     -        171          -
    Other Noncurrent Liabilities          3,451      3,398     11,557
                                        --------   --------   --------
Total Noncurrent Liabilities             51,594     20,805     41,184

Stockholders' Equity                     91,179     86,464     76,740

                                        --------   --------   --------
Total Liabilities and Stockholders'
 Equity                                $192,426   $159,514   $161,206
                                        ========   ========   ========



    CONTACT: Delta Apparel, Inc., Duluth
             Company Contact
             Herb Mueller, 678-775-6900
             or
             Investor Relations Contact
             Bill Zima, 203-682-8200